Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-249002 on Form S-8 of Thryv Holdings, Inc. of our report dated May 13, 2021, relating to the consolidated financial statements of Sensis Holdings Limited as of and for the years ended June 30, 2020 and 2019 appearing in this Current Report on Form 8-K/A of Thryv Holdings, Inc.

/s/ Ernst & Young, LLP
London, United Kingdom
13 May 2021